Exhibit 99


                                                          Contact:  Lee Brunson
                                                                  (863)680-5339



               PUBLIX REPORTS RESULTS FOR THIRD QUARTER, FIRST NINE MONTHS
                                   AND STOCK PRICE

      LAKELAND, Fla., Nov. 3, 2003 -- Publix's sales for the third quarter of 2003 reached approximately $4.1 billion, a 5.8 percent increase from last year's $3.8 billion. Comparable store sales for the third quarter of 2003 decreased 0.3 percent.
      Net earnings for the third quarter were approximately $134.6 million this year, compared to $140.7 million in 2002, a decrease of 4.4 percent. Earnings per share increased to $0.74 for the third quarter of 2003, up from $0.73 per share in 2002. As a result of the decision to close PublixDirect during the third quarter of 2003, the Company recorded an expense of approximately $30 million. The impact of the expense on net earnings was approximately $18 million or $0.10 per share for the third quarter of 2003.
      Publix's sales for the first nine months of 2003 were approximately $12.5 billion, a 5.4 percent increase from last year's $11.9 billion. Net earnings for the first nine months of 2003 were approximately $483.2 million, compared to $477.3 million in 2002, an increase of 1.2 percent. Earnings per share increased to $2.60 for the first nine months of 2003, up from $2.44 per share in 2002.
      These amounts are based on unaudited reports that will be filed later this month with the U.S. Securities and Exchange Commission (SEC). The company's quarterly report to the SEC, Form 10-Q, will be available on its Web site at www.publix.com/stock on Nov. 13, 2003.
      Based on the most recent appraisal, Publix's stock price increased from $42.25 per share to $46.50 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
      "After considering the impact of closing PublixDirect, we had another quarter of solid operating performance," said Publix CEO Charlie Jenkins Jr. "I'm pleased that the combination of our results and improvements in the stock market resulted in an increase in our stock price."
      Publix is owned and operated by its 121,500 employees, with 2002 sales of $15.9 billion. Currently Publix has 787 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for five consecutive years. For more information, visit the company's Web site, www.publix.com. ###